Exhibit 99.1

http://www.ball.com/	Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Reports Improved Third Quarter Results

Highlights

•

Third quarter U.S. GAAP earnings per diluted share of 27 cents vs. 17 cents in 2018

•

Third quarter comparable earnings per diluted share of 70 cents vs. 56 cents in 2018

•

Global beverage can volumes up 4 percent in third quarter and up 6 percent year-to-date; tight inventory hampered growth

•

Aerospace contracted backlog increased to $2.2 billion

•

Launched new Ball aluminum cup; constructing dedicated cup manufacturing facility in Rome, Georgia

•

Sale of Chinese beverage can manufacturing assets completed

•

Sale of Argentine steel aerosol manufacturing assets completed in October

•

Disciplined capital allocation continued to be directed to aluminum packaging and aerospace growth projects as well as consistent share buybacks and dividends

BROOMFIELD, Colo., Oct. 31, 2019 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, third quarter 2019 net earnings attributable to the corporation of $92 million (including the net effect of after-tax charges of $145 million, or 43 cents per diluted share for business consolidation and other non-comparable costs) or 27 cents per diluted share, on sales of $2.95 billion, compared to $59 million net earnings attributable to the corporation, or 17 cents per diluted share (including the net effect of after-tax charges of $138 million, or 39 cents per diluted share for business consolidation and other non-comparable costs), on sales of $2.95 billion in 2018. Results for the first nine months of 2019 were net earnings attributable to the corporation of $406 million, or $1.19 per diluted share, on sales of $8.76 billion, compared to $303 million net earnings attributable to the corporation, or 86 cents per diluted share, on sales of $8.83 billion for the first nine months of 2018.

Ball’s third quarter and year-to-date 2019 comparable earnings per diluted share were 70 cents and $1.82, respectively versus third quarter and year-to-date 2018 comparable earnings per diluted share of 56 cents and $1.65, respectively, representing year-over-year third quarter and year-to-date 2019 growth of 25 percent and 10 percent, respectively.

Results reflect the sale of the company’s U.S. steel food and steel aerosol business effective July 31, 2018. References to volume data represent units shipped in respective periods. Details of comparable segment earnings, business consolidation activities and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

“Positive momentum in our aluminum beverage packaging and aerospace businesses continues. During the quarter, our global beverage volumes increased 4 percent and our aerospace contracted backlog increased 9 percent. With global customer and consumer demand for aluminum packaging solutions continuing to outpace existing supply, we are focused on improving operational efficiencies and ramping up previously announced line additions, speed-ups and greenfield plant expansions to add at least 5 billion units of capacity over the next 12-18 months. In addition, the successful launch of our new lightweight aluminum cup has accelerated our plans to construct a dedicated aluminum cup manufacturing facility in Rome, Georgia,” said John A. Hayes, chairman, president and chief executive officer.

“To complement our existing plant network, we are excited to announce the construction of a new beverage can manufacturing facility in Glendale, Arizona, to support the new can filling facility for a major customer as well as third party business. Initially a high-speed two line facility, we expect this new plant to come on line in early 2021 and will have the capability to be further scaled as market growth dictates. We are also actively exploring a new aluminum beverage can facility in the U.S. Northeast, and continue to explore other growth opportunities around the world, which we will discuss further in the near future.”

“Long-term growth prospects for our sustainable aluminum packaging solutions and aerospace technologies continue to remain strong, and we are excited to support this growth with disciplined, multi-year investments in facilities, talent, training and systems infrastructure to improve customers’ access to our packaging products and to broaden our mission-partner position in aerospace. Leveraging our innovative product portfolio across the most optimal customer base in both packaging and aerospace will expand shareholder returns for years to come.”

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for the third quarter 2019 were $157 million on sales of $1.2 billion compared to $153 million on sales of $1.2 billion in the third quarter 2018. For the first nine months, comparable segment operating earnings were $416 million on sales of $3.6 billion compared to $423 million on sales of $3.5 billion during the same period in 2018.

Three percent volume growth during the quarter and net fixed cost savings were partially offset by previously disclosed unfavorable U.S. aluminum scrap rates and customer mix as well as operational costs from newly commissioned production lines to support extremely tight market conditions. Low inventory levels heading into the third quarter constrained volume growth and results during the period. Throughout the quarter, the North American plant network drove existing assets to maximum production levels across the entire standard and specialty product portfolio. Year-to-date segment volume growth has been limited only by the availability of cans and this will continue until new production comes online.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for the third quarter of 2019 were $60 million on sales of $392 million, compared to $71 million on sales of $391 million during the same period in 2018. For the first nine months, comparable segment operating earnings were $193 million on sales of $1.2 billion compared to $235 million on sales of $1.2 billion during the same period in 2018.

Five percent volume growth in the quarter was more than offset by the final wind down of the third-party end sales agreement associated with the Rexam acquisition, unfavorable foreign exchange associated with the Argentine peso, customer mix and start-up and warehousing costs related to new capacity additions.

Industry beverage can demand in South America, particularly in Brazil, remained strong as customers continue to shift packaging mix from returnable glass to aluminum cans and new categories including wine, sparkling beverages and still water launch their brands in cans. The company’s new beverage can manufacturing plant in Paraguay began production in late October and an additional multi-line beverage can plant will start up in Brazil during the fourth quarter of 2020. As we look forward, year-over-year performance in the fourth quarter is expected to improve as we enter the busy summer selling season due to strong market trends, better customer mix and manufacturing efficiencies.

Beverage Packaging, Europe

Beverage packaging, Europe, comparable segment operating earnings for the third quarter of 2019 were $90 million on sales of $699 million, compared to $84 million on sales of $683 million in the third quarter 2018. For the first nine months, comparable segment operating earnings were $241 million on sales of $2.1 billion compared to $219 million on sales of $2.0 billion during the same period in 2018.

Third quarter segment earnings reflect four percent can demand growth across Europe offset by euro earnings translation. Segment volume was driven by packaging mix shift to cans for traditional and non-traditional beverages, strong growth for energy drinks and growing demand for specialty cans. Overall growth rates in the third quarter were tempered slightly by tight supply conditions for cans and unfavorable weather in certain parts of Europe. Additional line speed-ups executed across the European plant network will provide incremental capacity in 2020 for customers adjusting their packaging filling assets to aluminum beverage packaging from single-serve plastics, particularly in Northern Europe.

Aerospace

Aerospace comparable segment operating earnings for the third quarter 2019 were $35 million on sales of $374 million, compared to $26 million on sales of $283 million in the third quarter 2018. For the first nine months, comparable segment operating earnings were $103 million on sales of $1.1 billion compared to $75 million on sales of $837 million during the same period in 2018. Contracted backlog increased to $2.2 billion at the end of the third quarter and contracts already won, but not yet booked into current contracted backlog remained strong at $4.5 billion.

During the quarter, aerospace delivered and successfully calibrated on orbit the Operational Land Imager II (OLI-2) for Landsat 9. The OLI-2 instrument images the entire globe every 16 days at high resolution. Through collaboration with customer and industry partners, Landsat Earth-observing satellite missions gather multispectral imagery from space helping scientists understand the impacts of human activity and natural events on our planet through constant monitoring of land changes.

Program execution remains strong across the business and year-to-date the company hired approximately 840 people with additional hiring expected to continue throughout 2020. In the quarter, additional multi-year growth capital projects were initiated to expand existing campus manufacturing and office space to serve newly awarded contracts and to house the growing labor base. In 2019 and beyond, year-over-year segment results will continue to expand.

Non-reportable

Year-over-year results in non-reportable reflect the dilutive impact of the July 31, 2018, sale of the U.S. steel food and steel aerosol business offset by low single-digit volume growth in the company’s retained global aluminum aerosol business, improved year-over-year volumes in AMEA and lower undistributed corporate costs. The previously announced Chinese asset sale closed at the end of the quarter and the announced sale of the Argentine steel aerosol business closed in late October. Neither business sale will have a material effect on future quarterly results.

Outlook

“As of today, we have returned over $900 million to shareholders in 2019 through net share repurchases and dividends. Our strong financial position and cash flow can support our multi-year plans to accelerate disciplined growth investments and consistent return of value to shareholders,” said Scott C. Morrison, senior vice president and chief financial officer.

“The opportunities present in our businesses today are significant. Growth is exciting and requires a strong focus on attention to detail. We are constantly striving to align our employees, customers’ and suppliers’ expectations to ensure the appropriate cadence of capital investment across the entire supply chain. Our strong balance sheet, disciplined approach to capital allocation, recession-resistant sustainable packaging portfolio, leading aerospace technologies and our behave-like-an-owner approach provide the strong foundation for long-term shareholder value creation. We look forward to driving our business to meet or exceed our long-term diluted earnings per share and EVA dollar growth goals,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 17,500 people worldwide and reported 2018 net sales of $11.6 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its third quarter 2019 earnings call today at 9 a.m. Mountain time  (11 a.m. Eastern). The North American toll-free number for the call is 800-269-0310. International callers should dial 312-281-2959. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/m98htnky

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on October 31, 2019, until 11 a.m. Mountain time on November 7, 2019. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21930667. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely," "positions" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation; power and supply chain interruptions; potential delays and tariffs related to the U.K’s departure from the EU; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions in any country affecting goods produced by us or in our supply chain, including imported raw materials, such as pursuant to Section 232 of the U.S. Trade Expansion Act of 1962 or Section 301 of Trade Act of 1974; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, including with respect to the Rexam PLC acquisition, its integration, the associated divestiture, and their effects on our operating results and business generally.

# # #

Condensed Financial Statements (Third Quarter 2019)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2019	2018	2019	2018

Net sales	$2,953	$2,946	$8,755	$8,832

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,363)	(2,362)	(7,044)	(7,083)
Depreciation and amortization	(169)	(171)	(510)	(529)
Selling, general and administrative	(90)	(113)	(328)	(352)
Business consolidation and other activities	(133)	(32)	(147)	(131)
	(2,755)	(2,678)	(8,029)	(8,095)

Earnings before interest and taxes	198	268	726	737

Interest expense	(79)	(76)	(237)	(226)
Debt refinancing and other costs	-	-	(4)	(1)
Total interest expense	(79)	(76)	(241)	(227)
Earnings before taxes	119	192	485	510
Tax (provision) benefit	(32)	(140)	(73)	(220)
Equity in results of affiliates, net of tax	5	7	(6)	14

Net earnings	92	59	406	304

Net earnings attributable to noncontrolling interests	-	-	-	(1)

Net earnings attributable to Ball Corporation	$92	$59	$406	$303

Earnings per share:
Basic	$0.28	$0.17	$1.22	$0.87
Diluted	$0.27	$0.17	$1.19	$0.86

Weighted average shares outstanding (000s):
Basic	331,148	342,982	332,726	347,113
Diluted	340,632	349,709	341,702	353,755

Condensed Financial Statements (Third Quarter 2019)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in millions)	2019	2018

Cash Flows from Operating Activities:
Net earnings	$406	$304
Depreciation and amortization	510	529
Business consolidation and other activities	147	131
Deferred tax provision (benefit)	(16)	103
Other, net	32	72
Changes in working capital	(423)	(112)
Cash provided by (used in) operating activities	656	1,027
Cash Flows from Investing Activities:
Capital expenditures	(425)	(616)
Business dispositions	(50)	551
Other, net	26	50
Cash provided by (used in) investing activities	(449)	(15)
Cash Flows from Financing Activities:
Changes in borrowings, net	323	(245)
Net issuances (purchases) of common stock	(598)	(439)
Dividends	(133)	(104)
Other, net	(10)	(13)
Cash provided by (used in) financing activities	(418)	(801)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(20)	(59)
Change in cash, cash equivalents and restricted cash	(231)	152
Cash, cash equivalents and restricted cash - beginning of period	728	459
Cash, cash equivalents and restricted cash - end of period	$497	$611

Condensed Financial Statements (Third Quarter 2019)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2019	2018

Assets
Current assets
Cash and cash equivalents	$483	$598
Receivables, net	1,957	1,872
Inventories, net	1,180	1,243
Other current assets	209	147
Total current assets	3,829	3,860
Property, plant and equipment, net	4,320	4,508
Goodwill	4,371	4,497
Intangible assets, net	2,027	2,247
Other assets	1,690	1,358

Total assets	$16,237	$16,470

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$361	$150
Payables and other accrued liabilities	3,412	3,663
Total current liabilities	3,773	3,813
Long-term debt	6,623	6,523
Other long-term liabilities	2,376	2,389
Equity	3,465	3,745

Total liabilities and equity	$16,237	$16,470

Notes to the Condensed Financial Statements (Third Quarter 2019)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below:

Beverage packaging, North and Central America:  Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.

Beverage packaging, Europe:  Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of non-reportable segments located in Africa, Middle East and Asia (beverage packaging, AMEA) and Asia Pacific (beverage packaging, Asia Pacific) that manufacture and sell metal beverage containers; a non-reportable segment that manufactures and sells aerosol containers, extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (Third Quarter 2019)

1. Business Segment Information (continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2019	2018	2019	2018

Net sales
Beverage packaging, North and Central America	$1,230	$1,237	$3,647	$3,513
Beverage packaging, South America	392	391	1,210	1,229
Beverage packaging, Europe	699	683	2,052	1,995
Aerospace	374	283	1,081	837
Reportable segment sales	2,695	2,594	7,990	7,574
Other	258	352	765	1,258
Net sales	$2,953	$2,946	$8,755	$8,832

Comparable operating earnings
Beverage packaging, North and Central America	$157	$153	$416	$423
Beverage packaging, South America	60	71	193	235
Beverage packaging, Europe	90	84	241	219
Aerospace	35	26	103	75
Reportable segment comparable operating earnings	342	334	953	952

Other (a)	27	6	38	40
Comparable operating earnings	369	340	991	992
Reconciling items
Business consolidation and other activities	(133)	(32)	(147)	(131)
Amortization of acquired Rexam intangibles	(38)	(40)	(118)	(124)
Earnings before interest and taxes	$198	$268	$726	$737

(a)

Includes undistributed corporate expenses, net, of $5 million and $21 million for the three months ended September 30, 2019 and 2018, respectively, and $44 million and $64 million for the nine months ended September 30, 2019 and 2018, respectively.

Notes to the Condensed Financial Statements (Third Quarter 2019)

2. Non-Comparable Items

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2019	2018	2019	2018

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$(1)	$(9)	$(7)	$(6)
Individually insignificant items	(1)	(5)	(1)	(10)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(7)	(22)	(23)
Total beverage packaging, North and Central America	(9)	(21)	(30)	(39)

Beverage packaging, South America
Business consolidation and other activities
Brazilian indirect taxes (2)	-	16	56	16
Facility closure costs (3)	(13)	-	(29)	-
Individually insignificant items	(1)	(4)	(5)	(5)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)	(42)	(42)
Total beverage packaging, South America	(28)	(2)	(20)	(31)

Beverage packaging, Europe
Business consolidation and other activities
Facility closure and restructuring costs (4)	(6)	(2)	(17)	(15)
Individually insignificant items	(3)	(1)	(7)	(2)
Other non-comparable items
Amortization of acquired Rexam intangibles	(15)	(17)	(48)	(53)
Total beverage packaging, Europe	(24)	(20)	(72)	(70)

Other
Business consolidation and other activities
Pension settlements (5)	(8)	(14)	(8)	(14)
Rexam acquisition related compensation arrangements (6)	2	(4)	(5)	(19)
Consolidation charges (7)	-	-	-	(4)
Loss on sale of U.S. steel food and steel aerosol business	-	3	-	(38)
Transaction related and other costs for the U.S. steel food and steel aerosol sale	-	(6)	-	(10)
Loss on sale of China business and related transaction costs (8)	(45)	-	(61)	-
Loss on Argentina steel aerosol business (9)	(52)	-	(52)	-
Individually insignificant items	(5)	(6)	(11)	(24)
Other non-comparable items
Share of equity method affiliate non-comparable costs (10)	-	-	(16)	-
Amortization of acquired Rexam intangibles	(2)	(2)	(6)	(6)
Debt refinancing and other costs	-	-	(4)	(1)
Total other	(110)	(29)	(163)	(116)

Notes to the Condensed Financial Statements (Third Quarter 2019)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Total business consolidation and other activities	(133)	(32)	(147)	(131)
Total other non-comparable items	(38)	(40)	(138)	(125)
Total non-comparable items	(171)	(72)	(285)	(256)

Discrete non-comparable tax items (11)	2	(9)	12	(15)
Tax effect related to the sale of U.S. steel food and steel aerosol business	-	(73)	-	(63)
Tax effect on business consolidation and other activities	14	6	19	21
Tax effect on other non-comparable items	10	10	37	32
Total non-comparable tax items	26	(66)	68	(25)
Total non-comparable items, net of tax	$(145)	$(138)	$(217)	$(281)

(1)

In August 2017, the company announced the closure of its beverage can manufacturing facilities in Chatsworth, California, and Longview, Texas, and its beverage end manufacturing facility in Birmingham, Alabama. The Birmingham plant ceased production during the second quarter of 2018, and the Longview and Chatsworth plants ceased production during the third quarter of 2018. In December 2018, the company completed the sale of its closed manufacturing facility in Chatsworth, California. Charges in the three and nine months ended September 30, 2019 and 2018, were the result of updated estimates for the costs of employee severance and benefits and facility shutdown costs.

(2)

The  company recorded gains related to indirect tax contingencies in Brazil. Our Brazilian subsidiaries filed lawsuits in 2014 and 2015 to challenge the Brazilian tax authorities regarding the computation of certain indirect taxes, claiming amounts were overpaid to the tax authorities as a result of being charged a tax on a tax. The amounts recorded in business consolidation and other activities related to periods prior to 2019. As these and other comparable cases are resolved and the amounts claimed become realizable, the company will record gains, which may result in material reimbursements to the company and cannot be estimated at this time.

(3)

Charges in the three and nine months ended September 30, 2019, were comprised of facility shutdown costs, asset impairment, accelerated depreciation and other costs related to restructuring activities.

(4)

During the three and nine months ended September 30, 2019 and 2018, the company recorded charges for asset impairments, accelerated depreciation and inventory impairments related to plant closures and restructuring activities.

(5)

During the third quarter of 2019 and 2018, the company completed the purchase of non-participating group annuity contracts that were transferred to an insurance company for benefit obligations related to the company’s Canadian and U.S. pension plans, respectively. These purchases of annuity contracts triggered settlement accounting in both 2019 and 2018. The company recognized settlement losses of $8 million and $14 million during the quarters ended September 30, 2019 and 2018.

(6)

During the nine months ended September 30, 2019 and during the three and nine months ended September 30, 2018, the company incurred charges for compensation arrangements associated with the Rexam acquisition and integration. Income in the three months ended September 30, 2019, was the result of updated estimates related to these compensation arrangements.

(7)

During 2018, the former food and aerosol packaging segment recorded charges for employee severance and benefits, asset impairment, accelerated depreciation and inventory impairment related to consolidation activities.

(8)

In September 2019, Ball sold its metal beverage packaging business in China. A loss of $45 million was recorded in the third quarter of 2019 upon completion of the sale. Transaction costs of $16 million for the nine months ended September 30, 2019, were comprised of estimated employee severance costs and professional fees associated with the transaction.

Notes to the Condensed Financial Statements (Third Quarter 2019)

(9)

In  August 2019, Ball announced the sale of its steel aerosol packaging business in Garin and San Luis, Argentina. As a result of the announced sale, the assets and liabilities of these locations were classified as held for sale at the end of the third quarter of 2019. Upon classification of the assets and liabilities of these locations as held for sale, the company recorded a charge of $7 million related to the fair value of the assets and liabilities of these locations.  Additionally, the company recorded a charge of $45 million related to cumulative translation adjustments previously recorded in accumulated other comprehensive income.

(10)

The company recorded its proportional share of non-comparable costs of its equity method affiliate, Ball Metalpack.  Charges for the nine months ended September 30, 2019, are for purchase accounting related intangible amortization and business consolidation costs. These charges were recorded in the line equity in results of affiliates, net of tax in Ball’s unaudited condensed consolidated statements of earnings.

(11)

During 2019, the company obtained a tax benefit as a result of restructuring certain legal entities in Brazil. During 2018, the company incurred foreign exchange losses on its deferred tax balances in Brazil following the devaluation of the Brazilian real against the U.S. dollar. Foreign exchange gains and losses on the deferred tax balances were not significant in 2019 or in years prior to 2018.

3. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.  We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items.  These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2019	2018	2019	2018

Net earnings attributable to Ball Corporation	$92	$59	$406	$303
Add: Business consolidation and other activities	133	32	147	131
Add: Amortization of acquired Rexam intangibles	38	40	118	124
Add: Share of equity method affiliate non-comparable costs	-	-	16	-
Add: Debt refinancing and other costs	-	-	4	1
Less: Non-comparable tax items	(26)	66	(68)	25
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$237	$197	$623	$584
Comparable diluted earnings per share	$0.70	$0.56	$1.82	$1.65

Notes to the Condensed Financial Statements (Third Quarter 2019)

3. Non-U.S. GAAP Measures (continued)

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2019	2018	2019	2018

Net earnings attributable to Ball Corporation	$92	$59	$406	$303
Add: Net earnings attributable to noncontrolling interests	-	-	-	1
Net earnings	92	59	406	304
Less: Equity in results of affiliates, net of tax	(5)	(7)	6	(14)
Add: Tax provision (benefit)	32	140	73	220
Earnings before taxes	119	192	485	510
Add: Total interest expense	79	76	241	227
Earnings before interest and taxes	198	268	726	737
Add: Business consolidation and other activities	133	32	147	131
Add: Amortization of acquired Rexam intangibles	38	40	118	124
Comparable Operating Earnings	$369	$340	$991	$992

Notes to the Condensed Financial Statements (Third Quarter 2019)

3. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

Twelve Months Ended
($ in millions, except ratios)	September 30, 2019

Net earnings attributable to Ball Corporation	$557
Add: Net earnings attributable to noncontrolling interests	(2)
Net earnings	555
Less: Equity in results of affiliates, net of tax	15
Add: Tax provision (benefit)	38
Earnings before taxes	608
Add: Total interest expense	316
Earnings before interest and taxes (EBIT)	924
Add: Business consolidation and other activities (a)	207
Add: Amortization of acquired Rexam intangibles (a)	158
Comparable Operating Earnings	1,289
Add: Depreciation and amortization	683
Less: Amortization of acquired Rexam intangibles (a)	(158)
Comparable EBITDA	$1,814

Interest expense	$(312)

Total debt at period end	$6,984
Less: Cash and cash equivalents	(483)
Net Debt	$6,501

Comparable EBITDA/Interest Expense (Interest Coverage)	5.8x
Net Debt/Comparable EBITDA	3.6x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (Third Quarter 2019)

3. Non-U.S. GAAP Measures (continued)

	Twelve	Less: Nine	Add: Nine	Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31,	September 30,	September 30,	September 30,
($ in millions, except ratios)	2018	2018	2019	2019

Net earnings attributable to Ball Corporation	$454	$303	$406	$557
Add: Net earnings attributable to noncontrolling interests	(1)	1	-	(2)
Net earnings	453	304	406	555
Less: Equity in results of affiliates, net of tax	(5)	(14)	6	15
Add: Tax provision (benefit)	185	220	73	38
Earnings before taxes	633	510	485	608
Add: Total interest expense	302	227	241	316
Earnings before interest and taxes (EBIT)	935	737	726	924
Add: Business consolidation and other activities (a)	191	131	147	207
Add: Amortization of acquired Rexam intangibles (a)	164	124	118	158
Comparable Operating Earnings	1,290	992	991	1,289
Add: Depreciation and amortization	702	529	510	683
Less: Amortization of acquired Rexam intangibles (a)	(164)	(124)	(118)	(158)
Comparable EBITDA	$1,828	$1,397	$1,383	$1,814

Interest expense	$(301)	$(226)	$(237)	$(312)

Total debt at period end				$6,984
Less: Cash and cash equivalents				(483)
Net Debt				$6,501

Comparable EBITDA/Interest Expense (Interest Coverage)				5.8	x
Net Debt/Comparable EBITDA				3.6	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.